Exhibit 99.1

PRESS RELEASE
CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Operating and Financial Results for the 2010 First Quarter; Increases Quarterly Cash Distribution to $0.79 Per Unit; and Increases 2010 Guidance

TULSA, OKLAHOMA, April 26, 2010 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported record operating and financial results for the quarter ended March 31, 2010 (the “2010 Quarter”). Led by strong increases to revenues in the 2010 Quarter, compared to the quarter ended March 31, 2009 (the “2009 Quarter”), EBITDA jumped 10.4% to a record $119.0 million and net income rose 3.4% to a record $75.0 million, or $1.56 of net income per basic and diluted limited partner unit. (For a discussion of our net income presentation and a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release).

ARLP also announced that the Board of Directors of its managing general partner increased the cash distribution to unitholders for the 2010 Quarter to $0.79 per unit (an annualized rate of $3.16 per unit), payable on May 14, 2010 to all unitholders of record as of the close of trading on May 7, 2010. The announced distribution represents an 8.2% increase over the cash distribution of $0.73 for the 2009 Quarter and a 1.9% increase over the cash distribution of $0.775 for the fourth quarter of 2009.

“ARLP entered 2010 optimistic about performance this year and our first quarter results confirm that our expectations were well founded,” said Joseph W. Craft III, President and Chief Executive Officer. “Record operating and financial results for the first quarter reflect the strength of ARLP’s coal supply contracts and the benefits realized from increased production at our new River View mine. We are particularly proud that these results were accomplished during the safest quarter in ARLP’s history.”

Consolidated Financial Results

Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009

ARLP continued to benefit from strong contracted coal pricing and commitments as revenues in the 2010 Quarter increased 15.6% to a record $380.7 million. Record revenues reflect higher coal sales volumes, which jumped 14.8% to a record 7.4 million tons in the 2010 Quarter, compared to 6.4 million tons sold in the 2009 Quarter, and increased average coal sales prices, which rose $0.75 per ton sold to a record $49.34.

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Production volumes also rose 9.8% in the 2010 Quarter to a record 7.5 million tons, compared to 6.9 million tons in the 2009 Quarter, primarily due to increased production levels at the River View mine. As expected, operating expenses increased in the 2010 Quarter as record coal production volumes drove costs higher, particularly labor-related expenses, materials and supplies expenses and sales-related expenses. Higher costs associated with beginning coal inventories also contributed to increased operating expenses in the 2010 Quarter. These increases were partially offset by reduced contract mining expenses, which were $2.2 million lower in the 2010 Quarter compared to the 2009 Quarter.

Financial results for the 2010 Quarter were also impacted by higher depreciation, depletion and amortization, which increased to $36.3 million, compared to $27.4 million in the 2009 Quarter, primarily as a result of capital expenditures related to ARLP’s continuing growth initiatives.

Regional Results and Analysis

(in millions, except per ton data)	2010 First Quarter	2009 First Quarter	% Change Quarter / Quarter	2009 Fourth Quarter	% Change Sequential

Illinois Basin
Tons sold	6.076	4.963	22.4%	4.710	29.0%
Coal sales price per ton (1)	$47.14	$44.64	5.6%	$42.47	11.0%
Segment Adjusted EBITDA Expense per ton (2)	$28.45	$26.48	7.4%	$26.00	9.4%
Segment Adjusted EBITDA (2)	$114.1	$90.8	25.7%	$77.7	46.8%

Central Appalachia
Tons sold	0.607	0.764	(20.5)%	0.658	(7.8)%
Coal sales price per ton (1)	$65.32	$70.41	(7.2)%	$65.69	(0.6)%
Segment Adjusted EBITDA Expense per ton (2)	$54.11	$48.56	11.4%	$48.06	12.6%
Segment Adjusted EBITDA (2)	$6.9	$16.8	(58.9)%	$11.7	(41.0)%

Northern Appalachia
Tons sold	0.698	0.700	(0.3)%	0.740	(5.7)%
Coal sales price per ton (1)	$54.59	$52.13	4.7%	$51.87	5.2%
Segment Adjusted EBITDA Expense per ton(2)	$45.83	$43.65	5.0%	$47.60	(3.7)%
Segment Adjusted EBITDA (2)	$7.0	$6.7	4.5%	$4.0	75.0%

Total (3)
Tons sold	7.381	6.427	14.8%	6.122	20.6%
Coal sales price per ton (1)	$49.34	$48.59	1.5%	$46.12	7.0%
Segment Adjusted EBITDA Expense per ton (2)	$32.69	$31.26	4.6%	$31.52	3.7%
Segment Adjusted EBITDA (2)	$129.7	$117.5	10.4%	$94.8	36.8%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(3)	Total includes other, corporate and eliminations.

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Spurred by increased coal sales volumes in the Illinois Basin region, ARLP sold a record 7.4 million tons in the 2010 Quarter, compared to 6.4 million tons in the 2009 Quarter and 6.1 million tons in the fourth quarter of 2009 (the “Sequential Quarter”). Higher Illinois Basin coal sales volumes primarily reflect increased sales from the new River View mine as ARLP continued to expand production capacity at this operation during the 2010 Quarter. Lower coal sales volumes in Central Appalachia reflect continued weak market demand as well as transportation disruptions to coal shipments in the 2010 Quarter. The timing of shipments and transportation disruptions also pushed Northern Appalachia coal sales volumes lower in the 2010 Quarter, compared to the Sequential Quarter. In addition, transportation issues impacted coal inventories, which continued to build during the 2010 Quarter to a total of approximately 1.5 million tons, an increase of approximately 713,000 tons over the 2009 Quarter and 216,000 tons over the Sequential Quarter. Despite recent increases, ARLP currently expects coal inventories will return to near normal levels by the end of this year.

ARLP continued to benefit from higher contract pricing in the Illinois Basin as the average coal sales price realized in the 2010 Quarter increased by $2.50 per ton compared to the 2009 Quarter and $4.67 per ton compared to the Sequential Quarter. The weak market conditions discussed above also impacted pricing in Central Appalachia as average coal sales prices fell by $5.09 per ton in the 2010 Quarter compared to the 2009 Quarter. In Northern Appalachia, significantly improved pricing in the export markets pushed the average realized price per ton higher in the 2010 Quarter by $2.46 per ton and $2.72 per ton compared to the 2009 Quarter and Sequential Quarter, respectively.

Total Segment Adjusted EBITDA Expense per ton in the 2010 Quarter increased 4.6% and 3.7% compared to the 2009 and Sequential Quarters, respectively. Higher total Segment Adjusted EBITDA Expense per ton in the 2010 Quarter was in line with expectations and reflects the previously discussed increases in consolidated coal sales, coal production and operating expenses. Increased Segment Adjusted EBITDA Expense per ton in the Illinois Basin also reflects these dynamics. In Central Appalachia, lower coal sales volumes also contributed to higher Segment Adjusted EBITDA Expense per ton in the 2010 Quarter and more than offset reduced outside coal purchases, compared to the 2009 Quarter. In Northern Appalachia, Segment Adjusted EBITDA Expense per ton declined in the 2010 Quarter as a result of improved mining conditions and increased longwall run days at the Mountain View mine, compared to the Sequential Quarter.

Outlook

Commenting on ARLP’s outlook, Mr. Craft said, “Although the U.S. economy is showing signs of improvement, including modest increases in industrial activity and electricity demand, we remain guarded in our assessment of the strength and depth of the recovery in general. The domestic steam coal markets, in particular, continue to be hampered by low natural gas prices, above normal utility stockpiles and transportation constraints, which we expect will likely slow improvement in customer demand over the short-term. On a positive note, growth in international demand for U.S. metallurgical and PCI coal has significantly strengthened the export markets and ARLP has successfully capitalized on this strength by recently securing commitments to deliver one million tons of metallurgical coal into the export market over the fiscal year beginning April 2010.”

“We are continuing to implement our growth initiatives,” Mr. Craft continued. “Development production has begun at Tunnel Ridge and ARLP continues to expect longwall operations will begin at this new mine in late 2011. At River View we are on schedule to bring the sixth continuous mining unit into production next month and production levels year-to-date have exceeded our expectations. Our first quarter performance, combined with improved production at River View and the benefit to coal revenues from our recent export market sales commitments, give me confidence that ARLP is on track for a tenth consecutive year of record performance in 2010.”

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Based on results to date and updated estimates, ARLP is increasing anticipated ranges for 2010 coal production and sales volumes to approximately 29.9 to 30.6 million tons and 30.8 to 31.5 million tons, respectively. Reflecting these estimates and current expectations for coal sales prices, ARLP is also increasing its anticipated range for 2010 revenues, excluding transportation revenues, to approximately $1.50 to $1.60 billion. In addition, ARLP is increasing estimated ranges for EBITDA and net income to approximately $440.0 to $480.0 million and $270.0 to $300.0 million, respectively. ARLP continues to closely manage capital expenditures through changing market conditions and is currently maintaining its previously stated range for 2010 capital expenditures of $275.0 to $315.0 million, including maintenance capital expenditures.

A conference call regarding ARLP’s 2010 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (800) 435-1261 and provide pass code 35830395. International callers should dial (617) 614-4076 and provide the same pass code. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 38659156. International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. As the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, ARLP is currently the fifth largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central Appalachian coal producing regions. ARLP operates nine mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia and is also constructing a new mining complex in West Virginia. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; decreases in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; weakness in global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from the cost or unavailability of financing due to current capital market conditions; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those related to carbon dioxide emissions, and other factors; legislation, regulatory and court decisions and interpretations thereof, including issues related to climate change and miner health and safety; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; our ability to maintain satisfactory relations with our employees; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension and other post-retirement benefit liabilities; coal market’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy, such as natural gas, nuclear energy and renewable fuels; replacement of coal reserves; a loss or reduction of benefits from certain tax credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 26, 2010 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Tons Sold	7,381	6,427
Tons Produced	7,544	6,871

SALES AND OPERATING REVENUES:
Coal sales	$364,159	$312,260
Transportation revenues	9,705	10,890
Other sales and operating revenues	6,797	6,150

Total revenues	380,661	329,300

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	239,267	196,376
Transportation expenses	9,705	10,890
Outside coal purchases	1,842	4,760
General and administrative	10,701	9,734
Depreciation, depletion and amortization	36,296	27,350

Total operating expenses	297,811	249,110

INCOME FROM OPERATIONS	82,850	80,190

Interest expense, net	(7,595)	(7,981)
Interest income	51	631
Other income (expense)	(150)	226

INCOME BEFORE INCOME TAXES	75,156	73,066
INCOME TAX EXPENSE	168	426

NET INCOME	74,988	72,640
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	(129)

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. (“NET INCOME OF ARLP”)	$74,988	$72,511

GENERAL PARTNERS’ INTEREST IN NET INCOME OF ARLP	$17,042	$14,857

LIMITED PARTNERS’ INTEREST IN NET INCOME OF ARLP	$57,946	$57,654

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$1.56	$1.56

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.775	$0.715

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	36,690,803	36,638,829

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31, 2010	December 31, 2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$34,470	$21,556
Trade receivables	123,731	91,223
Other receivables	2,906	3,159
Due from affiliates	1,906	83
Inventories	61,274	64,357
Advance royalties	3,629	3,629
Prepaid expenses and other assets	5,862	8,801

Total current assets	233,778	192,808

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	1,445,367	1,378,914
Less accumulated depreciation, depletion and amortization	(585,455)	(556,370)

Total property, plant and equipment, net	859,912	822,544

OTHER ASSETS:
Advance royalties	29,148	26,802
Other long-term assets	9,509	9,246

Total other assets	38,657	36,048

TOTAL ASSETS	$1,132,347	$1,051,400

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$73,456	$62,821
Due to affiliates	360	27
Accrued taxes other than income taxes	14,662	10,777
Accrued payroll and related expenses	26,104	22,101
Accrued interest	6,725	2,918
Workers’ compensation and pneumoconiosis benefits	10,046	9,886
Current capital lease obligation	317	324
Other current liabilities	12,382	11,062
Current maturities, long-term debt	18,000	18,000

Total current liabilities	162,052	137,916

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	445,250	422,000
Pneumoconiosis benefits	35,261	34,344
Accrued pension benefit	19,688	19,696
Workers’ compensation	56,836	53,845
Asset retirement obligations	53,656	53,116
Due to affiliates	1,147	1,148
Long-term capital lease obligation	388	460
Other liabilities	7,968	7,895

Total long-term liabilities	620,194	592,504

Total liabilities	782,246	730,420

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 36,716,855 and 36,661,029 units outstanding, respectively	658,925	630,165
General Partners’ deficit	(291,944)	(293,153)
Accumulated other comprehensive loss	(16,880)	(17,149)

Total ARLP Partners’ Capital	350,101	319,863
Noncontrolling interest	—	1,117

Total Partners’ Capital	350,101	320,980

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,132,347	$1,051,400

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$106,646	$75,278

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(77,457)	(85,597)
Changes in accounts payable and accrued liabilities	6,048	17,784
Proceeds from sale of property, plant and equipment	101	—
Receipts of prior advances on Gibson rail project	562	535

Net cash used in investing activities	(70,746)	(67,278)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	33,250	—
Payments under revolving credit facilities	(10,000)	—
Payments on capital lease obligation	(79)	(86)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(1,265)	(791)
Cash contributions by General Partners	43	31
Distributions paid to Partners	(44,653)	(40,121)

Net cash used in financing activities	(22,704)	(40,967)

EFFECT OF CURRENCY TRANSLATION ON CASH	(282)	60

NET CHANGE IN CASH AND CASH EQUIVALENTS	12,914	(32,907)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	21,556	244,875

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$34,470	$211,968

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Presentation of Net Income

Consolidated net income includes earnings attributable to both ARLP and noncontrolling interests. Consolidated net income less earnings attributable to noncontrolling interest is referred to as “net income attributable to ARLP.” Unless otherwise noted, any reference to net income in this release represents net income attributable to ARLP.

Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA”, Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” and “Net Income Attributable to ARLP” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and net income attributable to noncontrolling interest. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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	Three Months Ended March 31,		Three Months Ended December 31,	Year Ended December 31,
	2010	2009	2009	2010E Midpoint
Cash flows provided by operating activities	$106,646	$75,278	$44,392	$428,600
Non-cash compensation expense	(856)	(842)	(906)	(3,500)
Asset retirement obligations	(644)	(675)	(670)	(2,500)
Coal inventory adjustment to market	—	(9)	(2,139)	—
Net gain (loss) on foreign currency exchange	(282)	60	466	—
Net gain (loss) on sale of property, plant and equipment	(70)	1	(19)	—
Other	(130)	(143)	(137)	(600)
Net effect of working capital changes	6,620	26,320	34,470	5,000
Interest expense, net	7,544	7,350	7,370	32,000
Income tax expense (benefit)	168	426	(103)	1,000

EBITDA	118,996	107,766	82,724	460,000
Depreciation, depletion and amortization	(36,296)	(27,350)	(33,757)	(142,000)
Interest expense, net	(7,544)	(7,350)	(7,370)	(32,000)
Income tax (expense) benefit	(168)	(426)	103	(1,000)

Net income	74,988	72,640	41,700	285,000
Net income attributable to noncontrolling interest	—	(129)	42	—

Net income attributable to ARLP	$74,988	$72,511	$41,742	$285,000

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousand, except per ton data).

Segment Adjusted EBITDA Expense per ton represents the sum of operating expenses, outside coal purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended March 31,		Three Months Ended December 31, 2009
	2010	2009
Operating expense	$239,267	$196,376	$191,834
Outside coal purchases	1,842	4,760	1,815
Other (income) expense	150	(226)	(693)

Segment Adjusted EBITDA Expense	$241,259	$200,910	$192,956
Divided by tons sold	7,381	6,427	6,122

Segment Adjusted EBITDA Expense per ton	$32.69	$31.26	$31.52

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Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and income attributable to noncontrolling interest.

	Three Months Ended March 31,		Three Months Ended December 31, 2009
	2010	2009
EBITDA (See reconciliation to GAAP above)	$118,996	$107,766	$82,724
General and administrative	10,701	9,734	12,117

Segment Adjusted EBITDA	$129,697	$117,500	$94,841

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